Exhibit 31.2

OFFICERS’ CERTIFICATE

The undersigned, Gary L. Whitlock, Executive Vice President and Chief Financial Officer, and Walter L. Fitzgerald, Senior Vice President and Chief Accounting Officer, of CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”), hereby certify pursuant to Section 3.06 of the Transition Property Servicing Agreement, dated as of December 16, 2005, between CenterPoint Energy Transition Bond Company II, LLC, as Issuer, and CenterPoint Houston, as Servicer (the “Agreement”) that

(i)	a review of the activities of the Servicer during the period January 1, 2013 through December 31, 2013 and of its performance under the Agreement has been made under our supervision, and

(ii)	to the best of our knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period.

March 28, 2014	/s/ Gary L. Whitlock
Date	Gary L. Whitlock
Executive Vice President and Chief Financial Officer

March 28, 2014	/s/ Walter L. Fitzgerald
Date	Walter L. Fitzgerald
Senior Vice President and Chief Accounting Officer